Exhibit 10.1

Separation of Employment Agreement

April 21, 2021

Harry H. Herington
1052 Hartland Drive
Lawrence, KS 66049

Re:          Separation of Employment Agreement (the “Agreement”)

Dear Harry,

On behalf of Tyler Technologies, Inc. (“Tyler” or “the Company”), I am memorializing the provisions applicable to your separation of employment from the Company. For the purposes of this agreement “Tyler” and “the Company” includes its affiliated directors, employees, assigns, predecessors in interest and, specifically, NIC Inc. (“NIC”).  By your signature below, you are evidencing your acceptance of these provisions, which shall immediately bind you to them. When you have signed this Agreement, you may return it to my attention by mail or e-email.

CONSIDERATION

You understand that, in exchange for your promises and your execution of this Agreement, Tyler will provide you with one lump-sum payment in the amount of $1,550,000 (hereinafter, the “Separation Compensation”), in addition to any accrued compensation as of the effective time of your separation of employment.

The effective time of your separation of employment is 11:59PM eastern time on April 21, 2021. Tyler will pay you the Separation Compensation, plus any accrued compensation, less applicable withholdings and deductions consistent with previous NIC payroll processes, in the first regular payroll immediately following April 21, 2021. Tyler will make that payment using your payroll information on file as of April 21, 2021.

You acknowledge and understand that:

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Any Merger Consideration (as defined in the Merger Agreement) you receive, and/or any acceleration of your performance-based restricted stock awards, will be processed and delivered to you consistent with the negotiated terms of the Agreement and Plan of Merger by and among Tyler, NIC and Topos Acquisition, Inc. dated as of February 9, 2021 (the “Merger Agreement”).

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The Separation Compensation set forth above constitutes adequate consideration for your promises in this Agreement, and represents a compromise of disputed claims.  Specifically, it is Tyler’s position that said Separation Compensation is not required under your Key Employee Agreement with NIC dated February 5, 2013 (as amended, the “Employment Agreement”). Tyler is paying you the Separation Compensation to avoid a dispute under your Employment Agreement, with no admission of liability, and in exchange for your acceptance of the terms in this Agreement.

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No other consideration will be payable to you by Tyler in connection with your separation of employment. Any unvested time-based restricted stock awards outstanding as of April 21, 2021 will be or have been duly assumed and converted pursuant to the Merger Agreement, but will be forfeited by you immediately upon your separation of employment and canceled by Tyler.

ADDITIONAL PROVISIONS

You understand and agree that you and the Company are mutually agreeing to your separation. Your separation will be coded as a “retirement” for HR and payroll purposes. You acknowledge and agree that this Agreement has been entered into voluntarily by you and the Company to facilitate your separation of employment. No Tyler representative has made any representations to you concerning the terms or effect of this Agreement other than those contained within this Agreement.

For no additional consideration, you agree that, for a period of five (5) years from April 21, 2021, you will not, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity whatever:

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engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or referral source, in or otherwise support, any person or entity engaged in any Competitive Business in the United States;

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solicit or attempt to induce (including by making any referral) any person that is, or has been within one year prior, a customer of Tyler or any of its subsidiaries, including but not limited to NIC, to (i) terminate its customer relationship with Tyler or any of its subsidiaries; (ii) modify the terms and provisions of that relationship in any manner adverse to Tyler or any of its subsidiaries, or (iii) obtain from or contract for products or services with any other person engaged in a Competitive Business within the United States; or

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solicit or attempt to induce any employee of Tyler or any of its subsidiaries, including but not limited to NIC, to leave their employment or either directly or indirectly hire or assist any other person or entity in hiring any such employee either as an employee, agent, representative, consultant, independent contractor or in a similar capacity.

For purposes of the foregoing, a “Competitive Business” means any business that licenses software solutions and/or payment processing solutions, and/or that offers products or services to implement or support those solutions, to the public sector, to the extent those solutions or services are also offered by Tyler and/or any of its subsidiaries, including but not limited to NIC. Notwithstanding the foregoing, you may render services to a diversified Competitive Business to the extent those services are exclusively dedicated to a business unit that itself would not qualify as a “Competitive Business” (said services, “Permitted Services”). Prior to delivering any Permitted Services, you agree to provide Tyler with separate written assurances, reasonably satisfactory to Tyler, that you will not aid or render any services, directly or indirectly, that would constitute services to a Competitive Business.

In return for the payment and consideration described above, you release Tyler, and all employees, officers, directors, shareholders, subsidiaries, successors or predecessors in interest, and other persons or entities affiliated with Tyler, from any and all claims, suits, debts or causes of actions (“Claims”) whatsoever which you may now have or ever have had arising out of or relating to your employment and/or tenure at Tyler/NIC, including but not limited to your separation from employment from Tyler, the Employment Agreement, any Claims based on any other express or implied contract, any Claims based on wages, compensation or benefits owed, and any other right or claim relating in any way to any other federal, state, or local law or rule.

You agree that your obligations of confidentiality to the Company are ongoing, and that the terms of the Employee Proprietary Information and Inventions Agreement that you signed remain binding on you consistent with their terms. We acknowledge that that the terms of your Indemnification Agreement with NIC that survive your separation of employment shall continue to apply, if and as applicable, and the indemnification provisions in NIC’s Certificate of Incorporation and Bylaws that apply to former officers and directors shall continue to apply to you.  In addition, we acknowledge that you are not waiving any rights with respect to continuation coverage benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), provided that you complete all necessary election forms and comply with all terms and regulations pertaining to COBRA.

You agree that you shall not at any time, directly or indirectly, disparage or make any statement or publication that is intended to or has the effect of disparaging, impugning or injuring the reputation or business interests of Tyler or any of its respective products, services, officers, directors or employees. This limitation does not apply to, and does not prohibit or interfere with, your provision of truthful statements to any government, regulatory or investigative agency, including any statements that are or may be considered “whistleblower statements.”

Finally, you agree to return to the Company any Company data in your possession and any Company property in your possession that contains Company data, whether physical or electronic. You will return any such materials within a reasonable timeframe following April 21, 2021. If you need any assistance facilitating that effort, please contact me.

Thank you for your careful attention to these provisions. We congratulate you on all of your successes with NIC, and wish you nothing but the best on your next adventures.

Sincerely,

Kelley Shimansky
Chief Human Resources Officer
Kelley.Shimansky@tylertech.com

ACKNOWLEDGE AND AGREE

You acknowledge and agree that you have read carefully everything above, and in witness whereof and intending to be legally bound, you sign this Agreement this ______ day of April, 2021.

Harry H. Herington